Exhibit 18

July 26, 2022

The Board of Directors
MillerKnoll, Inc.
Chicago, Illinois

Ladies and Gentlemen:

We have audited the consolidated balance sheets of MillerKnoll, Inc. and subsidiaries (the Company) as of May 28, 2022 and May 29, 2021, and the related consolidated statements of comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended May 28, 2022, and the related notes and financial statement schedule II – Valuation and Qualifying Accounts (collectively, the consolidated financial statements), and have reported thereon under date of July 26, 2022. The aforementioned consolidated financial statements and our audit report thereon are included in the Company's annual report on Form 10-K for the year ended May 28, 2022. As stated in Note 1 to those financial statements, the Company changed its method of accounting for the cost of certain inventories in the United States from the last-in, first-out (LIFO) method to the first-in, first-out (FIFO) method and states that the newly adopted accounting principle is preferable in the circumstances because FIFO more closely resembles the physical flow of inventory being used in production and the change conforms all of the Company’s consolidated inventory to be on either the FIFO or weighted average methods of accounting, including the newly acquired Knoll, Inc. inventory. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company's compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management’s business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company’s circumstances.

Very truly yours,

/s/ KPMG LLP